UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 5)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VERADIGM INC.

(Exact name of registrant as specified in its charter)

Delaware	36-4392754
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

222 Merchandise Mart Chicago, Illinois	60654
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☑

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities To Be Registered.

This Form 8-A/A amends the registration statement on Form 8-A filed by Veradigm Inc. (the “Company”) with the Securities and Exchange Commission on February 27, 2024 (as amended as of May 13, 2024, February 20, 2025, March 18, 2025 and August 20, 2025) relating to the preferred stock purchase rights under the Stockholder Rights Agreement, dated as of February 26, 2024 (the “Rights Agreement”), by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (the “Rights Agent”). The Rights Agreement was originally entered into on February 26, 2024 and was scheduled to expire at the Close of Business (as defined in the Rights Agreement) on February 26, 2025. On May 10, 2024, the Company and the Rights Agent entered into that certain Amendment No. 1 to Stockholder Rights Agreement (“Amendment No. 1”), which amended and restated clause (iv) of the definition of “Beneficial Owner” under the Rights Agreement. On February 13, 2025, the Company and the Rights Agent entered into that certain Amendment No. 2 to Stockholder Rights Agreement (“Amendment No. 2”), which amended and restated the definition of “Passive Investor” under the Rights Agreement. On February 20, 2025, the Company and the Rights Agent entered into that certain Amendment No. 3 to Stockholder Rights Agreement (“Amendment No. 3”), which extended the Final Expiration Time (as defined in the Rights Agreement) to the Close of Business on August 20, 2025 and changed the Exercise Price (as defined in the Rights Agreement) for each one one-thousandth of a share of Series A Junior Participating Preferred Stock from $50.00 to $32.00 (and made other conforming changes to the Rights Agreement). On March 18, 2025, the Company and the Rights Agent entered into that certain Amendment No. 4 to Stockholder Rights Agreement (“Amendment No. 4”), which amended and restated the definitions of “Distribution Time” and “Exempt Person” under the Rights Agreement (and made other related changes to the Rights Agreement). On August 20, 2025, the Company and the Rights Agent entered into that certain Amendment No. 5 to Stockholder Rights Agreement (“Amendment No. 5”), which extended the Final Expiration Time (as defined in the Rights Agreement) to the Close of Business on February 20, 2026, deleted the definition of “Passive Investor” and amended and restated the definition of “Specified Percentage” under the Rights Agreement to increase from 10% to 20% the triggering threshold applicable to persons who are not eligible passive investors. On February 2, 2026, the Company and the Rights Agent entered into that certain Amendment No. 6 to Stockholder Rights Agreement (“Amendment No. 6”), which extended the Final Expiration Time (as defined in the Rights Agreement) to the Close of Business on December 31, 2026.

The foregoing description of the Rights Agreement, Amendment No. 1, Amendment No. 2, Amendment No. 3, Amendment No. 4, Amendment No. 5 and Amendment No. 6 does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement, which is filed as Exhibit 4.1 to the Company’s Form 8-A filed on February 27, 2024, Amendment No. 1, which is filed as Exhibit 4.2 to the Company’s Form 8-K filed on May 13, 2024, Amendment No. 2, which is filed as Exhibit 4.3 to the Company’s Form 8-K filed on February 20, 2025, Amendment No. 3, which is filed as Exhibit 4.4 to the Company’s Form 8-K filed on February 20, 2025, Amendment No. 4, which is filed as Exhibit 4.5 to the Company’s Form 8-K filed on March 18, 2025, Amendment No. 5, which is filed as Exhibit 4.6 to the Company’s Form 8-K filed on August 20, 2025, and Amendment No. 6, which is filed as Exhibit 4.7 to the Company’s Form 8-K filed on February 2, 2026, each of which is incorporated herein by reference.

Item 2.	Exhibits.

Exhibit No.	Description

3.1	Certificate of Designation of the Series A Junior Participating Preferred Stock of the Company, dated February 26, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-A, filed on February 27, 2024)

4.1	Stockholder Rights Agreement, dated as of February 26, 2024, by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (which includes the Form of Rights Certificate as Exhibit B thereto) (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A, filed on February 27, 2024)

4.2	Amendment No. 1 to Stockholder Rights Agreement, dated as of May 10, 2024, by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, filed on May 13, 2024)

4.3	Amendment No. 2 to Stockholder Rights Agreement, dated as of February 13, 2025, by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K, filed on February 20, 2025)

4.4	Amendment No. 3 to Stockholder Rights Agreement, dated as of February 20, 2025, by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (incorporated by reference to Exhibit 4.4 to the Company’s Form 8-K, filed on February 20, 2025)

4.5	Amendment No. 4 to Stockholder Rights Agreement, dated as of March 18, 2025, by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (incorporated by reference to Exhibit 4.5 to the Company’s Form 8-K, filed on March 18, 2025)

4.6	Amendment No. 5 to Stockholder Rights Agreement, dated as of August 20, 2025, by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (incorporated by reference to Exhibit 4.6 to the Company’s Form 8-K, filed on August 20, 2025)

4.7	Amendment No. 6 to Stockholder Rights Agreement, dated as of February 2, 2026, by and between the Company and Broadridge Corporate Issuer Solutions, LLC, as rights agent (incorporated by reference to Exhibit 4.7 to the Company’s Form 8-K, filed on February 2, 2026).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VERADIGM INC.

Date: February 2, 2026	By:	/s/ Eric Jacobson
Name: Eric Jacobson
Title: Senior Vice President, Deputy General Counsel and Corporate Secretary